EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIOS

COMPASS BANCSHARES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       Year Ended December 31
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
                                                           (in Thousands)
Pretax income....................................... $202,051 $177,468 $159,503
Add fixed charges:
 Interest on deposits...............................  330,499  291,355  200,590
 Interest on borrowings.............................   87,444   94,601   54,985
 Portion of rental expense representing interest ex-
  pense.............................................    3,689    3,476    3,295
                                                     -------- -------- --------
  Total fixed charges...............................  421,632  389,432  258,870
                                                     -------- -------- --------
 Income before fixed charges........................ $623,683 $566,900 $418,373
                                                     ======== ======== ========
Pretax income....................................... $202,051 $177,468 $159,503
Add fixed charges (excluding interest on deposits):
 Interest on borrowings.............................   87,444   94,601   54,985
 Portion of rental expense representing interest ex-
  pense.............................................    3,689    3,476    3,295
                                                     -------- -------- --------
  Total fixed charges...............................   91,133   98,077   58,280
                                                     -------- -------- --------
 Income before fixed charges (excluding interest on
  deposits)......................................... $293,184 $275,545 $217,783
                                                     ======== ======== ========
RATIO OF EARNINGS TO FIXED CHARGES:
 Including interest on deposits.....................    1.48X    1.46x    1.62x
 Excluding interest on deposits.....................    3.22X    2.81x    3.74x


                                       83